Exhibit 10.6 Ensco Performance-Based Long-Term Incentive Award Summary
Employee: Title:	Performance Period: Performance Target:

The Ensco Performance-Based Long-Term Incentive Award uses a combination of relative and absolute measures to determine the level of performance achieved for the Performance Period. The relative measures compare Ensco's performance against a group of peer companies (currently 10 companies); the absolute measures compare Ensco's performance against an internal threshold, target and maximum. Depending on the level of performance, a multiplier is applied to the target award to determine the actual award achieved.

The performance measures are Total Stockholder Return (TSR) and Return on Capital Employed (ROCE), as defined below:

Total Stockholder Return (TSR)[1] Dividends Per Share + (Ending Share Price - Beginning Share Price) Beginning Share Price	Return on Capital Employed (ROCE) Net Income[2] + After Tax Net Interest Expense Capital Employed[3]

[1] The beginning share price shall be defined as the average closing stock price for each trade day during the 4th quarter of 2008, and the ending share price shall be defined as the average closing stock price for each trade day during the 4th quarter of 2011.
[2] Adjusted for unusual and nonrecurring gains or losses as appropriate.
[3]Capital Employed is defined as the balance of the Company's consolidated stockholders' equity as of January 1 of the respective year and the average of the Company's beginning and ending long-term debt during the respective year.

Measure	% of Target		Threshold	Target	Maximum

Relative TSR	50%	Rank[4] Award Multiplier Award $	9 of 11 0.25	6 of 11 1.00	1 of 11 2.33

Relative ROCE	25%	Rank[4] Award Multiplier Award $	9 of 11 0.25	6 of 11 1.00	1 of 11 2.33

Absolute ROCE	25%	Percentage Achieved Award Multiplier Award $	8% 0.00	12% 1.00	>18% 2.33

Award Total

[4] The rank is subject to change should the number of peer companies decrease. (See table below).

Ensco's relative performance will be evaluated against a group of 10 peer companies, consisting of Atwood Oceanics, Inc., Diamond Offshore Drilling, Inc., Helmerich & Payne, Inc., Hercules Offshore, Inc., Nabors Industries Ltd., Noble Corporation, Parker Drilling Company, Pride International, Inc., Rowan Companies, Inc. and Transocean Ltd. If the group decreases in size during the Performance Period, as a result of mergers, acquisitions or economic conditions, the following table will be used to determine the appropriate multiplier to be applied to the target award amount. If the peer group drops below seven peers, the Company will develop a comparable scale based on those companies that remain in the peer group.

Rank Against Peers	Multiplier (10 Peers)	Multiplier (9 Peers)	Multiplier (8 Peers)	Multiplier (7 Peers)
1	2.33	2.33	2.33	2.33
2	2.04	2.00	2.00	1.95
3	1.78	1.70	1.66	1.55
4	1.52	1.40	1.33	1.15
5	1.26	1.10	1.00	0.85
6	1.00	0.90	0.70	0.425
7	0.75	0.60	0.35	0.00
8	0.50	0.30	0.00	0.00
9	0.25	0.00	0.00
10	0.00	0.00
11	0.00